Three Canal Plaza
Portland, Maine 04101
(888) 992-2765
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INFORMATION STATEMENT
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May 1, 2018

This document is an Information Statement for the shareholders of the Absolute Strategies Fund (the "Fund"), a series of Forum Funds (the "Trust"). The purpose of this Information Statement is to provide you with information regarding the approval of Tortoise Capital Advisors, L.L.C. ("TCA" or "Subadviser") as a subadviser to the Fund, pursuant to an interim subadvisory agreement between Absolute Investment Advisers LLC ("Absolute" or the "Adviser") and TCA, effective January 31, 2018 (the "Interim Subadvisory Agreement") and a new subadvisory agreement between Absolute and TCA, effective March 27, 2018 (the "New Subadvisory Agreement") (collectively, the "Subadvisory Agreements").  Under the Subadvisory Agreements, TCA will provide subadvisory services to a portion of the Fund's portfolio (the "Managed Portion").

This Information Statement is intended to be mailed to the shareholders of record of the Fund as of April 20, 2018 (the "Record Date") on or about May 1, 2018.

WE ARE NOT ASKING YOU FOR A PROXY AND THIS IS NOT A REQUEST TO SEND US A PROXY.
THIS IS FOR YOUR INFORMATION ONLY.

Background

Absolute, located at 18 Shipyard Drive, Suite 3C, Hingham, MA 02043, serves as the investment adviser to the Fund pursuant to an advisory agreement between the Trust and the Adviser (the "Advisory Agreement").  Subject to the supervision of the Adviser and the Trust's Board of Trustees (the "Board"), various asset managers ("subadvisers") are responsible for the day-to-day portfolio management of the Fund's assets, as further described in the Fund's prospectus. The portion of the Fund's portfolio managed by a subadviser will be determined from time to time by the Adviser, potentially in consultation with a subadviser, subject to capacity constraints.

The U.S. Securities and Exchange Commission has granted an exemptive order to the Trust and the Adviser that generally permits the Adviser, subject to certain conditions, including approval by the Board, to: (i) select unaffiliated subadvisers for the Fund; (ii) enter into and materially modify existing advisory agreements between the Adviser and such subadvisers; and (iii) terminate and/or hire unaffiliated subadvisers without obtaining approval of a Fund's shareholders.  One of the conditions of the exemptive order is that, within 90 days after the hiring of a new subadviser without shareholder approval, a Fund must provide an information statement to its shareholders setting forth substantially the information that would be required to be contained in a proxy statement for a meeting of shareholders to vote on the approval of a subadvisory agreement ("Information Statement"). This Information Statement is being provided to you to satisfy this condition of the exemptive relief.

Information about Absolute

Absolute is the investment adviser to the Fund. Absolute oversees the Fund's investments in accordance with its investment objective, policies and limitations pursuant to the Advisory Agreements, as initially approved by the Board, including a majority of the independent Board members, on May 5, 2005, with respect to the Fund. The Advisory Agreement between the Adviser and the Trust was approved for an initial term of no more than two years, and must be renewed at least annually by the in-person vote of the Trustees, including a majority of the Trustees who are not parties to the Advisory Agreement or "interested persons" of any party thereto ("Independent Trustees"). The Advisory Agreement was most recently renewed by the Board on December 8, 2017.

The Fund pays Absolute an advisory fee of 1.60% of the average daily net assets of the Fund under the terms of the Advisory Agreement. Absolute waives its investment advisory fee for any Fund assets invested in pooled investment vehicles sponsored by it. For the period ended March 31, 2018, Absolute waived 0.11% in fees earned for Fund investments in other pooled investment vehicles sponsored by Absolute. In addition, effective January 31, 2018, Absolute contractually agreed to waive its fee and/or reimburse Fund expenses to limit Total Annual Fund Operating Expenses After Fee Waiver and/or Expense Reimbursement (excluding all taxes, interest, portfolio transaction expenses, dividend and interest expenses on short sales, acquired fund fees and expenses, proxy expenses and extraordinary expenses) of Institutional Shares and R Shares to 1.99% and 2.24%, respectively, through August 1, 2019 (the "Expense Cap"). Absolute may be reimbursed by the Fund for fees waived and expenses reimbursed by Absolute pursuant to the Expense Cap if such payment is made within three years of the fee waiver or expense reimbursement and does not cause the Total Annual Fund Operating Expenses After Fee Waiver and/or Expense Reimbursement of the Fund to exceed the lesser of (i) the then-current expense cap, and (ii) the expense cap in place at the time the fees/expenses were waived or reimbursed. The Expense Cap may only be raised or eliminated with the consent of the Board of Trustees. Total Annual Fund Operating Expenses After Fee Waiver and/or Expense Reimbursement will increase if exclusions from the Expense Cap apply. As a result, the actual advisory fee rate paid by the Absolute Strategies Fund to Absolute for the fiscal year ended March 31, 2018 was 1.49%.

Absolute is responsible for payment of all sub-advisory fees and pays each subadviser to the Fund directly out of the advisory fees it receives. For the fiscal year ended March 31, 2018, the advisory fee owing to Absolute under the Advisory Agreement pertaining to the Absolute Strategies Fund was $5,580,081. Of this amount, $386,194 was waived, $2,327,491, or 0.67% of the Fund's average daily net assets, was paid to the subadvisers, and $3,376,788, or 0.82% of the Fund's average daily net assets, was retained by Absolute. It is not expected that the retention of TCA as a subadviser will cause any material change to the aggregate percentage of the advisory fees retained by Absolute.

During the fiscal year ended March 31, 2018, the Absolute Strategies Fund paid brokerage commissions to Kovitz Securities, LLC, an affiliate of one of the Fund's subadvisers, Kovitz Investment Group Partners, LLC. The following table sets forth information regarding brokerage commissions paid by the Absolute Strategies Fund to the affiliated broker.

Year Ended	Affiliated Broker	Total Commissions Paid to Affiliated Broker	% of Fund Brokerage Commissions Paid to Affiliated Broker	% of Fund Transactions Executed by Affiliated Broker
For fiscal year ended March 31, 2018	Kovitz Securities, LLC	$300	0.01%	0.05%

Information about TCA

TCA, 11550 Ash Street, Suite 300, Leawood, Kansas, 66211, is registered as an investment adviser under the Investment Advisers Act of 1940. TCA is indirectly wholly owned by Tortoise

Investments, LLC, and is not an affiliated person of the Adviser. As of March 31, 2018, TCA managed approximately $14.2 billion in assets.

TCA commenced operations in 2002 and provides investment advisory services for separately managed accounts, private funds, and other pooled investment vehicles. TCA has provided investment subadvisory services to the Managed Portion since December 8, 2017. In December 2017, TCA advised the Board of Trustees that TCA's parent entity, Tortoise Investments, LLC, expected to close a transaction whereby Lovell Minnick Partners would acquire a majority interest in Tortoise Investments, LLC (the "Transaction"). Because the Transaction resulted in a change in control of Tortoise Investments, LLC, and because Tortoise Investments, LLC is a parent company to TCA, the Transaction caused a change in control of TCA, resulting in the automatic termination of the original investment subadvisory agreement between Absolute and TCA dated December 8, 2017 (the "Original Subadvisory Agreement").

In anticipation of the Transaction, the Board convened a special telephonic meeting on January 31, 2018, at which the Trustees terminated the Original Subadvisory Agreement and approved the Interim Subadvisory Agreement between Absolute and TCA to be effective upon the close of the Transaction and remain in effect for no more than 150 days. In addition, at an in-person meeting held on March 27, 2018, the Board approved the New Subadvisory Agreement between Absolute and TCA. Following the close of the Transaction, under the Interim and New Subadvisory Agreements, TCA continued to manage the Managed Portion pursuant to the strategy previously provided by TCA under the Original Subadvisory Agreement, as described below, and the members of TCA who were responsible for the day-to-day portfolio management of the Managed Portion prior to the Transaction retained those responsibilities for the Managed Portion after the Transaction.

TCA employs a select energy opportunity strategy for the Managed Portion. Under this strategy, TCA invests in securities of energy companies and associated direct and indirect beneficiaries that TCA believes are, or will be, in a unique position to benefit from changing dynamics, catalysts and opportunities across the North American energy value chain. North American energy companies and beneficiaries include, but are not limited to exploration companies, energy transportation companies, electric power generation companies, and indirect companies that expect to benefit from North American energy (e.g. steel production, manufacturing, engineering and logistics companies). A team of portfolio managers is primarily responsible for the day-to-day management of the Managed Portion. An investment committee is responsible for providing investment strategy oversight to the portfolio management team, who implements the strategy.

No officers or Trustees of the Trust were officers, employees, directors, general partners, or shareholders of TCA. In addition, no Trustee of the Trust has had, directly or indirectly, a material interest, material transaction or material proposed transaction to which TCA, any parent or subsidiary of TCA, or any subsidiary of a parent of such entities was or is to be a party.

The following table lists the directors and principal executive officers of TCA.  The address of each individual listed below is c/o 11550 Ash St, Suite 300, Leawood, Kansas, 66211.

Name	Principal Occupation
H. Kevin Birzer	Director
Gary Henson	Director
Michelle Kelly	Director
Matthew Sallee	Director
Diane M. Bono	Chief Compliance Officer
Connie Savage	Chief Operating Officer

TCA Subadvisory Agreements

The Interim Subadvisory Agreement became effective on January 31, 2018 and the New Subadvisory Agreement became effective on March 27, 2018. The Subadvisory Agreements provide that TCA is responsible for, among other things (i) making decisions with respect to all purchases and sales of securities and other investment assets with respect to the Managed Portion; (ii) selecting brokers and dealers through which securities transactions are to be executed; (iii) voting proxies on behalf of the Fund with respect to securities purchased in the Managed Portion and providing voting information to the Fund and its agents in relation to the Fund's annual proxy voting reports filed on Form N-PX; and (iv) maintaining certain records required under the relevant provisions of the Investment Company Act of 1940, as amended (the "Investment Company Act").

The Subadvisory Agreements provide that TCA is not responsible for any action taken or omitted, except for liability resulting from TCA's bad faith, willful misfeasance or gross negligence in the performance of its duties or reckless disregard of such duties and obligations. The Subadvisory Agreements do not include a waiver or limitation of any rights which the Adviser or the Trust may have under any federal securities laws.

The Interim Subadvisory Agreement was approved by the Board to remain in effect for no more than 150 days and expired upon the Board's approval of the New Subadvisory Agreement. The New Subadvisory Agreement may continue in effect for an initial term of no more than two years. Thereafter, the New Subadvisory Agreement will continue in effect for the Fund only if approved annually by a majority of the Independent Trustees and either by the Board or by vote of a majority of the outstanding voting securities of the Fund.

The New Subadvisory Agreement is terminable at any time without penalty by the Board, by a majority vote of the Fund's shareholders or, on 60 days' notice by TCA or the Adviser. Pursuant to the Investment Company Act, the New Subadvisory Agreement terminates automatically in the event of its assignment or upon termination of the Fund's Advisory Agreement with the Adviser.

Board Considerations

The Board, including a majority of the Independent Trustees, approved the Interim Subadvisory Agreement between Absolute and TCA at a special telephonic meeting of the Board held on January 31, 2018 (the "January Meeting"). The Board subsequently approved the New Subadvisory Agreement with respect to the Fund at an in-person meeting of the Board held on March 27, 2018 (the "March Meeting"). In preparation for its deliberations at the January and March Meetings, the Board requested and reviewed written responses from the Subadviser to due diligence questionnaires circulated on the Board's behalf concerning the services to be provided by the Subadviser with respect to the Managed Portion, as well as information regarding the Subadviser's personnel, operations and financial condition. In addition, the Board recognized that the Original Subadvisory Agreement between the Adviser and Subadviser had just recently been approved at an in-person meeting of the Board held on December 8, 2017 and, in this regard, the Board considered information provided by the Subadviser at that time. The Board also discussed the materials with Fund counsel and, as necessary, with the Trust's administrator, Atlantic Fund Services. During its deliberations, the Board was advised by Trustee counsel.

Nature, Extent and Quality of Services

The Board received a presentation from senior representatives of the Subadviser and the Adviser and discussed the Subadviser's personnel, operations and financial condition. In this context, the Board considered the adequacy of the Subadviser's resources and the quality of services to be provided by the Subadviser under the Subadvisory Agreements. The Board reviewed information regarding the experience, qualifications and professional background of the portfolio managers and other personnel at the Subadviser who, under the Original Subadvisory Agreement had, and under the Subadvisory Agreements would continue to have, responsibility for the Managed Portion. The Board considered the Subadviser's representation that the portfolio managers who were primarily responsible for the Managed Portion would continue in that role as portfolio managers under the Subadvisory Agreements. The Board considered the investment philosophy and decision-making processes of the Subadviser and the capability and integrity of the Subadviser's senior management and staff. The Board also evaluated the anticipated quality of the Subadviser's services with respect to regulatory compliance and compliance with client investment policies and restrictions. In addition, the Board took into consideration the Adviser's recommendation with respect to the Subadviser. The Board noted the Subadviser's representation that it is financially stable and able to provide high-quality investment advisory services to the Fund. The Board concluded that, overall, it was satisfied with the nature, extent, and quality of services to be provided to the Fund by the Subadviser under the Subadvisory Agreements.

Costs of Services and Profitability

The Board noted that the Adviser, and not the Fund, was responsible for paying the subadvisory fees due under the Subadvisory Agreements. The Board considered information regarding the costs of services to be provided and profits expected to be realized by the Subadviser from its relationship with the Fund, but emphasized the arm's length nature of the relationship between the Adviser and the Subadviser with respect to the negotiation of the subadvisory fee rate that would apply. The Board concluded that the Subadviser's anticipated profitability was not a material factor in determining whether or not to approve the Subadvisory Agreements.

Performance

Recognizing that the Subadviser was relatively new to the Fund and had not yet managed any portion of the Fund for a meaningful period of time, the Board evaluated the Adviser's assessment of the Subadviser's historical performance in managing a strategy similar to the one to be employed for the Managed Portion, noting the Adviser expressed satisfaction with the performance and recommended the approval of the Subadvisory Agreements. Based on the Adviser's evaluation of the Subadviser's performance and other relevant facts and circumstances, the Board concluded that the Subadviser's management of the Managed Portion could benefit the Fund and its shareholders.

Compensation

The Board reviewed the Subadviser's proposed compensation for providing subadvisory services to the Fund and noted that the total advisory fee paid by the Fund would not change because the subadvisory fees are paid by the Adviser and not the Fund. The Board considered information regarding the proposed compensation to be paid to the Subadviser as a result of its relationship with the Fund, and also noted the arm's-length nature of the relationship between the Adviser and the Subadviser with respect to the negotiation of the subadvisory fee rate that would apply to the Subadviser. The Board, however, did confirm that, as required by Rule 15a-4 of the Investment Company Act of 1940, as amended, the compensation to be received by the Subadviser under the Subadvisory Agreements would be no greater than the compensation that the Subadviser received under the Original Subadvisory Agreement. As a result, the Board concluded that the proposed compensation for providing subadvisory services to the Fund was not a material factor in considering the approval of the Subadvisory Agreements.

Economies of Scale

The Board considered whether the Fund would benefit from any economies of scale with respect to the Subadvisory Agreements. The Board noted that because the Adviser, and not the Fund, pays the subadvisory fee, shareholders would not benefit from any economies of scale in the form of breakpoints in the subadvisory fee rate.

Other Benefits

The Board noted the Subadviser's representation that, aside from its contractual subadvisory fees, it could benefit from its relationship with the Fund by way of additional market exposure. The Board concluded that other such benefits accrued by the Subadviser were not a material factor in approving the Subadvisory Agreements.

Conclusion

The Board did not identify any single factor as being of paramount importance, and different Trustees may have given different weight to different factors; however, in light of the fact that the Fund is a multi-manager Fund for which the Adviser identifies subadvisers whose strategies it seeks to combine to achieve the Fund's investment objective, the Board gave significant weight to the Adviser's recommendation that the Subadviser be appointed as a subadviser to the Fund and to the Adviser's representation that the appointment of the Subadviser would positively contribute to the Adviser successfully executing the overall strategy of the Fund. Based on its review, including consideration of each of the factors referenced above and information received in connection with the December 8, 2017 approval, the Board (including a majority of the Independent Trustees) determined, in the exercise of its reasonable business judgment, that the subadvisory arrangement, as outlined in the Subadvisory Agreements, was fair and reasonable in light of the services to be performed, expenses to be incurred by the Fund and such other matters as the Board considered relevant.

Fund Ownership Information

Absolute Strategies Fund

As of the Record Date, there were 19,326,256.622 shares and 601,844.342 shares outstanding of the Absolute Strategies Fund's Institutional and R Shares, respectively. Each share shall be entitled to one vote on any matter in which it is entitled to vote. As of the Record Date, to the best of the Trust's knowledge, the Board and officers of the Trust as a group owned less than 1% of the outstanding shares of beneficial interest of the Fund. The following tables set forth, to the best of the Trust's knowledge, the name, number and percentage of shares of persons that owned beneficially, or of record, more than 5% of the outstanding shares of the Fund as of the Record Date.

Institutional Shares
Name of Beneficial Owner	Address	Number of Shares	Percentage of Class
Charles Schwab & Co. Inc.	101 Montgomery Street, San Francisco, CA 94104	9,954,737.707	46.33%
SEI Private Trust Company	One Freedom Valley Dr., Oaks, PA 19456	2,693,548.042	13.94%
National Financial Services	200 Liberty Street, New York, NY 10281	2,672,751.533	13.83%
TD Ameritrade, Inc.	PO Box 2226, Omaha, NE 68103	1,415,308.761	7.32%
Pershing LLC	1 Pershing Plaza Jersey City, NJ 07399	990,418.214	5.12%

R Shares
Name of Beneficial Owner	Address	Number of Shares	Percentage of Class
Charles Schwab & Co. Inc.	211 Main Street San Francisco, CA 94105	56,703.902	9.42%
Charles Schwab & Co. Inc.	101 Montgomery Street, San Francisco, CA 94104	54,299.238	9.02%
Pershing LLC	1 Pershing Plaza, Jersey City, NJ 07399	38,733.847	6.44%
Raymond James Associates, Inc.	1220 Bernard Dr., Baltimore, MD 21223	35,179.669	5.85%

Additional Information

Shareholders can find additional information about the Fund in the Fund's most recent annual report dated as of March 31, 2018, when available, and in the Funds' semi-annual report dated as of September 30, 2017. Shareholders may obtain copies of these materials free of charge by calling 1-888-992-2765 or writing to the Fund, c/o Atlantic Fund Administration LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. Copies of the Fund's prospectuses, statements of additional information, annual report and semi-annual report can be viewed online or downloaded from the Fund's website at www.absoluteadvisers.com (when available). Shareholders may request another copy of this Information Statement or the annual report by writing to the Fund at the address above or by calling the telephone number above.

The Trust does not hold regularly scheduled meetings of shareholders of the Fund.  Shareholders of at least 10% of the outstanding shares entitled to vote may request a special meeting of the shareholders. Any shareholder proposal and request for a shareholder meeting must be presented to the Trust within a reasonable time before proxy materials for such meeting are sent to shareholders.  Shareholders wishing to submit proposals for inclusion in a proxy statement for a requested shareholder meeting should send their written request for a special meeting and proposals to Secretary, Forum Funds, Atlantic Fund Administration LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101, Attn:  Shareholder Proposals.

Other Service Providers

Foreside Fund Services, LLC, located at Three Canal Plaza, Suite 300, Portland, Maine 04101, is the Fund's principal underwriter. Atlantic Fund Services, Three Canal Plaza, Suite 600, Portland, Maine 04101 is the Fund's administrator.